Exhibit 99.1

Script Draft

IR: Welcome to the Catcher Holdings call to discuss the Warrant Offer and other recent developments at the Company. With us today are Hal Turner, Gary Haycox, Allan Rakos and Denis McCarthy. Before we begin, I would like to mention that Certain matters discussed on this call are forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this presentation and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. For further details, please see the company’s forms 10-K, 10-Q and other filings with the SEC.

I will now turn the call over to Hal Turner.

HT: Thank you                     , and thank you all for joining us. This is a very exciting time for Catcher Holdings. Just this morning we announced the closing of our acquisition of Vivato Networks. If you have been following our announcements for the past month or so, you already know that we have announced several contract wins for both Vivato and Catcher products.

We have developed an operating plan for the continued transition from a developmental stage to an operating company, and have developed a financing plan to fund our capital needs for the implementation of that plan. To that end, we have already announced that we have secured a bridge financing of up to $1 million dollars. We have engaged Aequitas Capital Management as an investor and advisor and engaged Kaufman Bros., LP, an investment bank, to advise and assist us in this process.

I would like to turn over to Gary Haycox to discuss our strategy moving forward.

GH: We believe there are significant benefits to be derived from the combination of Catcher and Vivato. We are excited about exploiting the synergies of our Catcher and Vivato business’s, coupled with our unique technology we are able to deliver new compelling solutions to our customers. It’s all about increasing functionality and delivering a system level solution to our customers through a partner and channel based go to market strategy. Vivato provides a wireless infrastructure capability for both fixed and portable network solutions combining Vivato’s patented packet steering, phased array technology with an FCC approved enhanced signal output that enables high performance wireless connectivity in emergency situations where traditional wireless products fail to meet the demanding requirements. The technology allows for an increased ability to penetrate into structures and provides greater coverage for large outdoor areas. This is especially important during emergency situations when existing networks are down or non existent. When combining Vivato’s patented technology with the Catcher platform, customers will benefit from an end-to-end standards-based mobile platform for communication, regardless of the environment, linking field personnel and command centers through streams of biometric, GPS, video and audio data. We have put this to the test with current trials with city fire departments, the US Coast Guard and other gov’t agencies.

The combined company will be able to exploit certain synergies. Catcher and Vivato initially came together while partnering on projects in the municipal markets. One project with a major city fire department lead the Companies to see the value of combining. Since then we have expanded to the combined offering to Sea Ports, Federal Gov’t and mining opportunities.

After we signed the Definitive Agreement on September 24th, our executive management teams committed to running Catcher and Vivato as a MERGED company, focusing our resources on near term revenue opportunities. Through this effort we have established a strong pipeline for Q4 ‘07 and into 2008, with significant deals closing in Q4, including revenue contributions from both the Catcher and Vivato product lines and pending deals for the combined solution. Over the next few weeks we will be issuing Press Releases announcing these deals.

During all of this time, we will be continuing to execute our combined operating plan. Once we have completed the multi stage re-capitalization of the Company, we will be in a position to fully execute our plan for 2008. We believe this will allow Catcher Holdings to make significant progress towards its goals to become the leading integrated solution for mobile applications.

I would now like to open the call to questions.